Report From The President

DATE:	May 20, 2020

FEDERAL HOME LOAN BANK OF NEW YORK
DECLARES A 5.90% DIVIDEND FOR THE FIRST QUARTER OF 2020

I am pleased to announce that, on May 20, 2020, our Board of Directors approved a dividend for the first quarter of 2020 of 5.90 percent (annualized). The dollar amount of the dividend will be approximately $85.9 million. The cash dividend will be distributed on May 21, 2020.

The Federal Home Loan Bank of New York is focused on serving as a stable and reliable partner for our members in all operating environments, as reflected in our ability to meet our members’ needs amid a turbulent and unprecedented period in the first quarter of 2020. This dependability extends to our ability to provide a reasonable quarterly dividend. We believe that this return on our members’ investment in our cooperative enhances member value and reflects the strength of our franchise.

The health and economic crises resulting from COVID-19 are unpredictable and may affect the environment in which the FHLBNY operates.  Changes to market and business conditions may negatively impact our financial performance and level of dividends. Throughout the remainder of the year, we will continue to assess the potential effects of changes in the environment on our financial performance and dividend strategy.

We filed our Form 10-Q for the first quarter of 2020 with the U.S. Securities and Exchange Commission on May 8, 2020.

Sincerely,

José R. González
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

FEDERAL HOME LOAN BANK OF NEW YORK ● 101 PARK AVENUE ● NEW YORK, NY 10178 ● T: 212.681.6000 ● WWW.FHLBNY.COM